Exhibit 99.4

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of EarthLink, Inc. (“EarthLink”) and ITC^DeltaCom, Inc. (“ITC^DeltaCom”) after giving effect to EarthLink’s acquisition of ITC^DeltaCom on December 8, 2010, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2010 is presented as if the acquisition of ITC^DeltaCom had occurred on September 30, 2010. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the fiscal year ended December 31, 2009 are presented as if the acquisition of ITC^DeltaCom had occurred on January 1, 2009.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink and ITC^DeltaCom included in their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company’s results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMEBR 30, 2010

	Historical	Historical	Pro Forma		Pro Forma
	EarthLink	ITC^DeltaCom	Adjustments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$427,402	$81,798	$(266,295	)(a)	$242,905
Marketable securities	205,178	—	—		205,178
Restricted cash	—	782			782
Accounts receivable, net of allowance	21,603	42,281	—		63,884
Prepaid expenses	4,532	6,032	(2,086	)(b)	8,478
Deferred income taxes, net	15,831	—	—		15,831
Other current assets	12,476	4,047	—		16,523
Total current assets	687,022	134,940	(268,381)		553,581
Long-term marketable securities	137,975	—	—		137,975
Property and equipment, net	31,065	205,536	(4,990	)(d)	231,611
Deferred income taxes, net	137,359	—	70,711	(c)	208,070
Purchased intangible assets, net	8,177	364	130,836	(e)	139,377
Goodwill	88,920	35,109	147,473	(f)	271,502
Other long-term assets	2,560	9,983	(555	)(b)	2,826
			(9,162	)(g)
Total assets	$1,093,078	$385,932	$65,932		$1,544,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,541	29,224	(166	)(h)	$35,599
Accrued payroll and related expenses	13,476	4,432	—		17,908
Other accrued liabilities	32,965	38,122	(768	)(i)	70,319
Deferred revenue	22,722	20,056	(1,185	)(j)	41,593
Deferred income taxes, net	—	—	4,180	(c)	4,180
Convertible senior notes, net of discount	239,579	—	—		239,579
Total current liabilities	315,283	91,834	2,061		409,178
Long-term debt	—	318,616	32,689	(g)	351,305
Other long-term liabilities	12,873	1,655	2,104	(k)	23,006
			(1,277	)(j)
			7,651	(l)
Total liabilities	328,156	412,105	43,228		783,489

Stockholders’ equity:
Common stock	1,917	836	(836	)(m)	1,917
Additional paid-in capital	2,073,856	728,056	(728,056	)(m)	2,076,131
			2,275	(n)
Accumulated deficit	(653,543)	(755,065)	755,065	(m)	(659,287)
			(5,744	)(a)
Treasury stock, at cost	(657,611)	—	—		(657,611)
Accumulated other comprehensive income	303	—	—		303
Total stockholders’ equity (deficit)	764,922	(26,173)	22,704		761,453
Total liabilities and stockholders’ equity	$1,093,078	$385,932	$65,932		$1,544,942

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

	Historical	Historical	Pro Forma		Pro Forma
	EarthLink	ITC^DeltaCom	Adjustments		Combined
	(in thousands, except per share data)

Revenues	$455,423	$332,960	$—		$788,383

Operating costs and expenses:
Cost of revenues	170,033	148,170	—		318,203
Selling, general and administrative	127,517	118,744	(1,062	)(o)	245,199
Depreciation and amortization	13,652	42,280	(1,564	)(d)	69,898
			15,530	(e)
Restructuring and acquisition-related costs	3,267	2,064	(4,064	)(p)	1,267
Total operating costs and expenses	314,469	311,258	8,840		634,567

Income from operations	140,954	21,702	(8,840)		153,816
Gain on investments, net	572	—	—		572
Interest expense and other, net	(16,241)	(30,527)	2,814	(q)	(43,954)
Income (loss) before income taxes	125,285	(8,825)	(6,026)		110,434
Income tax provision	(49,113)	—	2,350	(r)	(46,763)
Net income (loss)	$76,172	$(8,825)	$(3,676)		$63,671

Net income (loss) per share
Basic	$0.71	$(0.11)			$0.59
Diluted	$0.70	$(0.11)			$0.58

Weighted average common shares outstanding
Basic	107,968	83,032			107,968
Diluted	108,851	83,032			109,379

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

	Historical	Historical	Pro Forma		Pro Forma
	EarthLink	ITC^DeltaCom	Adjustments		Combined
	(in thousands, except per share data)

Revenues	$723,729	$469,324	$—		$1,193,053

Operating costs and expenses:
Cost of revenues	265,668	212,630	—		478,298
Selling, general and administrative	222,181	171,579	(1,376	)(o)	392,384
Depreciation and amortization	23,962	69,064	(2,066	)(d)	111,668
			20,708	(e)
Impairment of goodwill and intangible assets	24,145	—	—		24,145
Restructuring and acquisition-related costs	5,615	—	—		5,615
Total operating costs and expenses	541,571	453,273	17,266		1,012,110

Income from operations	182,158	16,051	(17,266)		180,943
Loss on investments, net	(1,321)	—	—		(1,321)
Interest expense and other, net	(19,804)	(27,026)	—		(46,830)
Income (loss) before income taxes	161,033	(10,975)	(17,266)		132,792
Income tax benefit	126,085	—	6,734	(r)	132,819
Net income (loss)	$287,118	$(10,975)	$(10,532)		$265,611

Net income (loss) per share
Basic	$2.69	$(0.14)			$2.48
Diluted	$2.66	$(0.14)			$2.45

Weighted average common shares outstanding
Basic	106,909	81,091			106,909
Diluted	108,084	81,091			108,483

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2010 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are based on the historical financial statements of EarthLink, Inc. (“EarthLink”) and ITC^DeltaCom, Inc. (“ITC^DeltaCom”) after giving effect to EarthLink’s acquisition of ITC^DeltaCom on December 8, 2010, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of EarthLink and ITC^DeltaCom included in their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company’s results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. As such, identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net amounts of the identifiable assets acquired and the liabilities assumed.

EarthLink has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as EarthLink finalizes the valuations of the intangible assets and net tangible assets and resulting goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from EarthLink’s preliminary estimates. These changes could result in material variances between EarthLink’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

2.  Description of Transaction

On December 8, 2010, EarthLink completed its acquisition of ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S., for $3.00 cash consideration per share and the assumption of ITC^DeltaCom debt. Under the terms of the merger agreement, EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink.

The following table summarizes the preliminary estimated fair value of consideration transferred to acquire ITC^DeltaCom (in thousands):

Acquisition of approximately 83.8 million shares of outstanding common stock of ITC^DeltaCom at $3.00 per share in cash	$251,489
Estimated fair value of retricted stock units assumed and converted	2,275
Total estimated consideration	$253,764

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The following table summarizes the preliminary estimate of identified assets acquired and liabilities assumed recognized at the acquisition date (in thousands):

Acquired Assets:
Cash and marketable securities	$59,237
Property and equipment	200,546
Intangible assets	131,200
Goodwill	188,890
Deferred tax assets, net	66,531
Other assets	59,365
Total assets	705,769

Assumed Liabilities:
Senior secured notes due 2016	(351,520)
Deferred revenue	(17,905)
Other liabilities	(82,580)
Total liabilities	(452,005)
Total consideration	$253,764

In connection with the merger, each ITC^DeltaCom stock option was cancelled in exchange for cash equal to the difference between the merger consideration and the exercise price, and certain ITC^DeltaCom restricted stock units were cancelled in exchange for cash equal to the merger consideration. Cash paid to settle stock-based awards attributable to precombination service was recorded as goodwill, and cash paid to settle stock-based awards attributable to postcombination service was recorded as operating expense in the postcombination statement of operations. A total of $14.8 million was paid to settle stock options and restricted stock units, of which $9.1 million was recorded as goodwill and $5.7 million was recorded as operating expense in the postcombination statement of operations.

Also in connection with the merger, certain ITC^DeltaCom restricted stock units were assumed and converted into EarthLink restricted stock units, determined by multiplying the number of shares of common stock subject to the ITC^DeltaCom restricted stock units by conversion ratio set forth in the merger agreement. Approximately 1.8 million ITC^DeltaCom restricted stock units were converted into 0.6 million EarthLink restricted stock units based on a conversion ratio of 0.33, which was calculated as the merger consideration of $3.00 divided by the average EarthLink stock price for 20 consecutive trading days ending on (and including) the second trading day immediately prior to the closing date. The fair value of the stock-based awards was determined based on the fair value of the underlying shares. The fair value of restricted stock units assumed and converted attributable to precombination services was included in the total consideration transferred, while the fair value of restricted stock units assumed and converted attributable to postcombination services will be recorded as operating expenses in the to postcombination statement of operations on a straight-line basis over the remaining service periods. The total fair value of restricted stock units assumed and converted was $5.3 million, of which $2.3 million was included in the total consideration transferred and $3.0 million will be recorded as operating expense in the postcombination statement of operations over the remaining service periods.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

The following table summarizes the preliminary components of intangible assets acquired in connection with the ITC^DeltaCom acquisition (in thousands):

		Weighted
		Average
	Preliminary	Estimated
	Fair Value	Useful Life
Customer relationships	$117,600	5.8 years
Developed technology	9,900	6 years
Trade name	3,700	3 years
Total intangible assets	$131,200

In connection with the merger, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due 2016 (the “Notes”). Under the related indenture, following the consummation of the merger, ITC^DeltaCom was required to offer to repurchase any or all of the Notes at 101% of their principal amount.  To the extent the Notes are not repurchased or repaid, the Notes will remain outstanding as obligations of ITC^DeltaCom and its subsidiaries following the merger. The unaudited pro forma condensed combined financial statements assume that none of the Notes were repurchased or repaid.

EarthLink has evaluated and continues to evaluate pre-acquisition contingencies relating to ITC^DeltaCom that existed as of the acquisition date. EarthLink continues to gather information for and evaluate substantially all pre-acquisition contingencies that it has assumed from ITC^DeltaCom. If EarthLink makes changes to the amounts recorded or identifies additional pre-acquisition contingencies during the remainder of the measurement period, such amounts recorded will be included in the purchase price allocation during the measurement period and, subsequently, in EarthLink’s results of operations.

3.  Reclassifications

Certain reclassifications have been made to conform ITC^DeltaCom’s historical amounts to EarthLink’s presentation.  These reclassifications consisted of the following:

•      ITC^DeltaCom’s inventory of $4.0 million as of September 30, 2010 was reclassified as other current assets.

•      ITC^DeltaCom’s accrued interest of $17.1 million as of September 30, 2010 was reclassified as other accrued liabilities.

•      ITC^DeltaCom’s accrued compensation of $4.4 million as of September 30, 2010 was reclassified as accrued payroll and related expenses.

•      ITC^DeltaCom’s unearned revenue of $20.1 million as of September 30, 2010 was reclassified as deferred revenue.

•      ITC^DeltaCom’s other current liabilities of $21.0 million as of September 30, 2010 was reclassified as other accrued liabilities.

•      ITC^DeltaCom’s merger cost of $2.1 million during the nine months ended September 30, 2010 was reclassified as restructuring and acquisition-related costs.

•      ITC^DeltaCom’s interest expense, interest income, write-off of debt discount and issuance cost and other income (loss) totaling $30.5 million and $27.0 million during the nine months ended

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

September 30, 2010 and the year ended December 31, 2009, respectively, were reclassified as interest expense and other, net.

Certain reclassifications have been made to EarthLink’s historical amounts.  These reclassifications consisted of $5.8 million and $8.1 million reclassified from cost of revenues to depreciation and amortization expense during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, and $4.5 million and $8.1 million reclassified from selling, general and administrative expense to depreciation and amortization expense, during the nine months ended September 30, 2010 and year ended December 31, 2009, respectively.

4.  Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)           To record the following adjustments to cash and cash equivalents (in thousands):

Cash paid for ITC^DeltaCom common stock	$251,489
Cash paid to settle precombination stock awards	9,062
Cash paid to settle postcombination stock awards	5,744
Total adjustments to cash and cash equivalents	$266,295

(b)           To record the difference between the preliminary estimated fair value and the historical amount of certain current and long-term assets of ITC^DeltaCom, primarily related to the write-down of deferred customer rebates and costs.

(c)           To record preliminary tax adjustments related to the acquisition (in thousands):

Net increase in deferred tax assets, current	$661
Net increase in deferred tax liabilities, current	(4,841)
Net increase in deferred tax assets, non-current	128,299
Net increase in deferred tax liabilities, noncurrent	(57,588)
Net increase in deferred income taxes	$66,531

The preliminary net increase in deferred income taxes, net, is primarily attributable to EarthLink’s ability to utilize certain net operating loss carryforwards from ITC^DeltaCom, which were partially offset by certain acquired deferred tax liabilities including those associated with intangible assets acquired.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

(d)           To record the difference between the preliminary estimated fair value and the historical amount of ITC^DeltaCom’s property and equipment and the resulting change in depreciation expense (in thousands):

				Depreciation	Depreciation
				for Nine	for Year
	Historical	Preliminary		Months Ended	Ended
	Amounts,	Fair		September 30,	December 31,
	Net	Values	Decrease	2010	2009

Property and equipment	$205,536	$200,546	$(4,990)	$38,811	$64,459

Total historical depreciation expense				40,375	66,525

Total decrease in depreciation expense				$(1,564)	$(2,066)

(e)           To record the difference between the preliminary estimated fair value and the historical amount of ITC^DeltaCom’s intangible assets and the resulting increase in amortization expense (in thousands):

				Amortization	Amortization
				for Nine	for Year	Weighted
	Historical	Preliminary		Months Ended	Ended	Average
	Amounts,	Fair		September 30,	December 31,	Estimated
	Net	Values	Increase	2010	2009	Useful Life

Customer relationships	$208	$117,600	$117,392	$15,273	$20,363	5.8 years
Trade name	156	3,700	3,544	925	1,233	3 years
Developed technology	—	9,900	9,900	1,238	1,650	6 years
Total intangible assets	$364	$131,200	$130,836	$17,435	$23,247
Total historical amortization expense				1,905	2,539
Total increase in amortization expense				$15,530	$20,708

Customer relationships represent the fair values of the underlying relationships and agreements with ITC^DeltaCom’s customers.  Developed technology represents the fair values of ITC^DeltaCom’s business processes and tools, patents and proprietary business methods related to the design and development of ITC^DeltaCom’s internally used software and technology. This proprietary know-how can be leveraged to develop new technology and improve EarthLink’s existing technologies. Trade name represents the fair values of brand and name recognition associated with ITC^DeltaCom’s services.

(f)            To eliminate ITC^DeltaCom’s historical goodwill and record the preliminary estimated fair value of goodwill for the acquisition (in thousands):

	Historical	Preliminary
	Amount	Estimate	Increase

Goodwill	$35,109	$182,582	$147,473

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  Goodwill is not amortized, but rather is tested for impairment at least annually. In the event that EarthLink determines that the value of goodwill has become impaired, EarthLink will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

(g)           To record the difference between the preliminary estimated fair value and the historical amount of ITC^DeltaCom’s long-term debt, which resulted in an increase of $32.7 million, and to write-off ITC^DeltaCom’s historical unamortized debt issuance costs of $9.2 million included in other long-term assets. The preliminary estimated fair value of the debt was based on publicly-quoted market prices.

(h)           To record the difference between the preliminary estimated fair value and the historical amount of ITC^DeltaCom’s accounts payable.

(i)            To eliminate ITC^DeltaCom’s liability for stock-based awards which were either cash settled or assumed and converted into EarthLink stock-based awards upon closing of the transaction.

(j)            To record the difference between the preliminary estimated fair value and the historical amount of certain ITC^DeltaCom deferred revenue.

(k)           To record a liability for the estimated fair value of asset retirement obligations assumed in the acquisition related to ITC^DeltaCom’s facility leases.

(l)            To record the difference between the preliminary estimated fair value and the historical amount of ITC^DeltaCom’s other long-term liabilities that are determined to be probable and estimable as of the acquisition date.

(m)          To eliminate ITC^DeltaCom’s historical stockholders’ equity.

(n)           To record the fair value of ITC^DeltaCom’s stock units assumed and converted attributable to precombination services.

(o)           To record the estimated stock-based compensation expense related to ITC^DeltaCom restricted stock units assumed in connection with the acquisition as they relate to postcombinatuion services using the straight-line amortization method over the remaining requisite service periods.

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
	2010	2009

Stock-based compensation expense based upon preliminary fair values	$952	$1,593
Historical stock-based compensation expense	(2,014)	(2,969)
Decrease in stock-based compensatin expense	$(1,062)	$(1,376)

(p)           To eliminate transaction fees of $2.0 million for EarthLink and $2.1 million for ITC^DeltaCom for the nine months ended September 30, 2010 as they reflect costs directly related to the merger, but do not have a continuing impact on the combined entity’s results of operations.

(q)           To eliminate $0.8 million of interest expense during the nine months ended September 30, 2010 related to the amortization of debt issuance costs that were written off and to record accretion of $2.0 million during the nine months ended September 30, 2010 associated with the increase in debt to fair value which is amortized over the remaining life of the long-term debt. The related reduction in interest expense pertains to the amortization of this fair value adjustment over the estimated remaining life of such debt. No adjustment was made during the year ended December 31, 2009 because the Notes were not issued until April 2010.

EARTHLINK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Continued)

(r)            To record the pro forma tax impact at weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had EarthLink and ITC^DeltaCom filed consolidated income tax returns during the periods presented.

5.  Earnings per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted-average number of EarthLink common shares outstanding and are adjusted for the estimated common stock dilution under the treasury stock method for ITC^DeltaCom restricted stock units assumed and converted in connection with the acquisition as if those awards had been assumed and converted as they stood at the acquisition date as of the beginning of each period presented without consideration for any subsequent award activity such as grants, exercises and cancellations.  EarthLink’s acquisition of ITC^DeltaCom had no impact to the basic weighted-average common shares outstanding calculations for the unaudited pro forma condensed combined statements of operations for the periods presented.

	Diluted Weighted-Average Common
	Shares Outstanding
	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009
	(in thousands)
Diluted weighted average common shares outstanding, as reported	108,851	108,084
Estimated dilutive effect of ITC^DeltaCom restricted stock units assumed and converted	528	399
Diluted weighted average common shares outstanding, pro forma	109,379	108,483